EXHIBIT 8.1
[Letterhead of Andrews Kurth LLP]
July 10, 2009
Williams Pipeline Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172
Ladies and Gentlemen:
     We have acted as special counsel to Williams Pipeline Partners L.P. (the “Partnership”), a Delaware limited partnership, with respect to the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) in connection with the registration of the offering and sale (the “Offering”) of common units representing limited partner interests in the Partnership (the “Common Units”), debt securities (the “Debt Securities”) of the Partnership and the related guarantees of the Debt Securities, to be issued and sold by the Partnership from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Considerations” (the “Discussion”) in the Registration Statement.
     The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.
     A discussion with regard to the material United States federal income tax consequences, if any, for purchasers of the Debt Securities pursuant to the Offering will be included in a prospectus supplement relating to the issuance of such securities. An opinion with respect to any such discussion will be filed as an exhibit to a Current Report on Form 8-K of the Partnership.
     This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.
     Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

Williams Pipeline Partners L.P.
July 10, 2009

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Act or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement.

Very truly yours,

/s/ Andrews Kurth LLP